Exhibit 4.1

CS627514 Proof 2 CERTIFICATE No. TRANSFER No. DATE NUMBER OF ORDINARY SHARES SHAREHOLDER REFERENCE This certificate should be kept in a safe place. It will be needed when you sell or transfer the shares. No transfer of this holding or any portion of this holding will be registered unless this certificate is deposited at the office of the Registrar. The Registrar’s address is Equiniti Limited, Aspect House, Spencer Road, Lancing, West Sussex BN99 6DA, United Kingdom and the relevant reference for correspondence is No. 2892. There is a range of shareholder information online. You can check your holding and find practical help on transferring shares or updating your details at www.shareview.co.uk NAME(S) OF HOLDER(S) NUMBER OF ORDINARY SHARES 2892-172 Given under the Securities Seal of the Company Micro Focus International plc (Incorporated under the Companies Act 1985 and registered in England and Wales with registered number 05134647) ORDINARY SHARE CERTIFICATE This is to Certify that the undermentioned is/are the Registered Holder(s) of the number of fully paid Ordinary Shares of 10 pence each in Micro Focus International plc, as stated below, subject to the provisions of the Articles of Association of the Company. Micro Focus International plc ORDINARY SHARES OF 10 PENCE EACH The attached certificate is valuable. Please keep it in a safe place. CS627514/41189_05/17 MICRO FOCUS INTERNATIONAL PLC SECURITIES * 000001 Blue 540